Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of BGC Partners, Inc. for the registration of 20,000,000 shares of its Class A Common Stock and to the incorporation by reference therein of our report, dated May 23, 2012, with respect to the consolidated financial statements of Grubb & Ellis Company included in BGC Partners, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

November 19, 2014